EXHIBIT 8.1
                                 January 21, 1997



Video Sentry Corporation
6365 Carlos Drive
Eden Prairie, Minnesota 55346

Dear Sirs:


         We have acted as special counsel to Video Sentry Corporation, a Minnesota corporation ("Video") in connection with the proposed transactions (the "Mergers") contemplated by an Agreement and Plan of Reorganization and Merger dated as of November 27, 1996 (the "Merger Agreement) between Video, Knogo North America, Inc., a Delaware corporation ("Knogo"), Sentry Technology Corporation, a Delaware corporation ("Sentry"), Viking Merger Corp., a Minnesota corporation and a wholly owned subsidiary of Sentry ("VMC") and Strip Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentry ("SMC"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/ Prospectus of Video and Knogo dated January 21, 1997 (the "Proxy Statement").


         You have requested our opinion as to the accuracy of the description in the Registration Statement of certain federal income tax consequences to holders of shares of Video common stock (the "Video Common Stock"). In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement and such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed (i) the Mergers will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Proxy Statement are accurate and complete, (iii) we will deliver an opinion (the "Opinion") to you on the Closing Date, based upon reasonably requested representation letters, to the effect that the merger of VMC with and into Video will be treated for Federal income tax purposes as a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or as a transfer of property to Sentry as holders of Video Common Stock governed by section 351 of the Code, and (iv) the Video Merger will be treated for Federal income tax purposed in accordance with the Opinion.

         On the basis and subject to the accuracy of (i) the statements and representations contained in the materials referred to above and (ii) the above assumptions, and our considerations of such other matters as we have deemed necessary, it is our opinion that under present law the discussion of the Federal income tax consequences to certain holders of

Video Common Stock set forth in the Proxy Statement under the headings "The Merger - Certain Federal Income Tax Consequences - Treatment of Holders of Video Common Stock - Exchange of Video Common Stock for Sentry Common Stock" and "- Cash in Lieu of Fractional Shares" accurately describes the material Federal income tax consequences for such holders. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Mergers. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the sections captioned "THE SUMMARY - Certain Federal Income Tax Consequences. "THE MERGER- Certain Federal Income Tax Consequences," and "LEGAL MATTERS" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                     Very truly yours,

                                                     /s/ Dewey Ballantine

                                      -2-